Exhibit 99.2

Opening – Curtis Parker

Welcome to the fourth quarter 2023 Healthcare Trust, Inc., or HTI, webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain assumptions and risk factors which could cause HTI’s actual results to differ materially from the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K for the year ended December 31, 2023, filed on March 15, 2024, as amended by the Form 10-K/A filed on March 22, 2024, and all other SEC filings after that date for a more detailed discussion of the risk factors that could cause these differences and impact our business.

During today's call, we will discuss non-GAAP financial measures of HTI. These measures should not be considered in isolation or as a substitution for the financial results prepared in accordance with GAAP. HTI has provided a reconciliation of these measures to the most directly comparable GAAP measure as part of the fourth quarter 2023 investor presentation for HTI (available on HTI’s website at www.healthcaretrustinc.com).

You may submit questions during today’s webcast by typing them in the box on the screen and a member of our investor relations group will follow-up to answer questions directly after this presentation. Also, please note that later today a copy of this presentation and replay of the webcast will be available on HTI’s website.

I would now like to turn the call over to Michael Anderson, our Chief Executive Officer. Please go-ahead Michael.

HTI Webinar Script

Slide 2: Company Overview – (Michael Anderson)

Thanks Curtis and thank you all for joining us today.

I’m happy to report that, compared to 2022 and excluding $4.5 million received in CARES Act Funding which reduced property operating expenses in 2022, Net Operating Income grew by over $10 million, or 8.7%, across our portfolio, including a 36.6% increase in our Seniors Housing segment. No funds from the CARES Act were received in 2023.NOI growth resulted from accretive acquisitions and favorable leasing in our Medical Office Building segment, and increased rental rates and tightly managed operating costs in our SHOP portfolio. Total revenue from tenants also increased by over $10 million compared to 2022 and our net loss improved by over $7 million, year over year.

In the fourth quarter we signed seven new leases totaling 16,000 square feet and $400,000 in straight-line rent and 13 lease renewals that totaled over 71,000 square feet. The lease renewals were signed at a spread of 11.1% compared to the prior leases, which is expected to be recognized over the weighted-average term of 5.2 years for these leases. We have a forward leasing pipeline of over 26,000 square feet that is expected to grow occupancy in the MOB portfolio to 91.1% from the current 90.6% occupancy rate upon commencement, assuming all of the leases commence on their current terms and signed LOIs lead to definitive agreements.

During the year we acquired seven MOB properties for a total of $35 million at an average going-in Cap Rate of 6.8% and with a weighted-average remaining lease term of over 10 years. After the end of the fourth quarter, we acquired a four-property portfolio for $12.6 million at a 7.6% going-in cap rate. We will continue to pursue accretive acquisitions and strategic dispositions that we believe strengthen our portfolio as we continue to position the company for a future liquidity event for common shareholders.

Slide 3: Portfolio Snapshot

As of December 31, 2023, HTI owned over 200 properties, totaling over 9 million rentable square feet in 33 states. The portfolio consisted of 156 medical office buildings, 46 seniors housing operating properties with over 4,100 individual units, and two land parcels. Based on NOI, the portfolio was comprised of approximately 76% MOB and 24% SHOP assets.

Additionally, as of December 31, 2023, our medical office building portfolio was 90.6% occupied, with a weighted-average remaining lease term of 4.7 years and featured annual cash rent escalations that averaged 2.3% on approximately 91% of leases, which increase the cash rental payments in future periods.

Slide 4: Dynamic Portfolio Fundamentals

We have diligently constructed a portfolio of MOB and SHOP assets and continue to deploy capital into select high-quality assets throughout the U.S. Our portfolio is well-diversified geographically across 33 states with only three states representing more than 10% of the total portfolio by square feet. Full year NOI for the portfolio was approximately $128 million, 76% of which was generated by the medical office buildings.

Slide 5: Strategic Partners

We partner with top healthcare brands in well-established markets to maintain a durable portfolio of healthcare real estate. We believe that the quality of our tenants is essential to our long-term success and that developing strong relationships with well-respected brands gives our portfolio stability and focus. We believe our partnerships with tenants such as DaVita, Fresenius and UPMC in the MOB portfolio benefit not only HTI’s shareholders, but patients and other stakeholders as well.

As we grow our portfolio, we continue to seek high-quality tenants to add to HTI’s MOB portfolio and to maintain strong relationships with our SHOP operators.

Slide 6: Diligent Acquisition Program

For the year ended December 31, 2023, we completed seven medical office building acquisitions for a total of $35 million. These acquisitions were made at a weighted-average cap rate of 6.8% and had 10.2 years of weighted-average lease term remaining at the time of acquisition. Subsequent to year end we acquired four additional medical office buildings for $12.6 million at a 7.6% cap rate. These properties have 14.8 years of weighted-average lease term remaining. We believe we are well-positioned to continue diligently seeking accretive acquisitions at opportunistic cap rates.

Scott, will you please take us through the financials?

Slide 7: Capitalization Highlights – (Scott Lappetito)

Thank you, Michael.

During 2023 we continued to actively manage our capital structure.

In May of 2023, we entered into a 10-year, $240 million CMBS financing that refinanced and terminated our previous Credit Facility which, among other things, provided liquidity and removed restrictive corporate-level covenants.

During December of 2023, we closed on a $50 million MOB Warehouse Facility with Capital One, of which $14.7 million was drawn at closing, leaving $35.3 million available for future draws thereunder which will provide us additional liquidity.

As of December 31, 2023, our Net Leverage was 43.7%. All our debt is fixed-rate, inclusive of our hedging instruments, at a weighted-average economic interest rate of 5.0%.

Slide 8: Key Operating Highlights

HTI continues to execute on our operational initiatives by increasing NOI in the MOB portfolio through accretive acquisitions and strong leasing activity as well as revenue growth and effective expense management in the SHOP segment of our portfolio.

As Michael mentioned earlier, when $4.5 million of funding from the CARES Act is excluded from 2022 results, SHOP NOI increased 36.6% to $30.6 million from $22.4 million, as a result of increased rental rates and effectively managing operating expenses. MOB NOI also grew 2.1% in 2023 compared to last year, to $97.5 million, as revenue continued to increase on the strength of accretive acquisitions and favorable leasing activity.

We continue to successfully lease available space in our medical office building portfolio. We have a forward leasing pipeline of over 26,000 square feet, assuming all of the leases commence on their current terms and signed LOIs lead to definitive leases. During the fourth quarter we also completed 13 lease renewals across more than 71,000 square feet at a positive Lease Renewal Rental Spread of 11.1% which will be recognized over the weighted-average remaining term of these renewed leases of 5.2 years, growing future revenue and extending the weighted-average remaining lease term across our portfolio.

Last week, in accordance with our commitment to providing an updated estimated per-share net asset value at least annually, we announced an updated Estimated Per-Share NAV of $13.00. as discussed in greater detail in the announcement, the one-dollar decrease compared to the previous price of $14.00 is primarily driven by the approximately 6% increase in shares outstanding as of December 31, 2023, compared to those outstanding on December 31, 2022, as a result of the stock dividend paid by the company during the year.

This estimate was prepared in accordance with our previously adopted valuation guidelines. A comprehensive report on the methodology used to determine the Estimated Per-Share NAV is included on the Form 8-K the Company filed on Friday, March 29, 2024.

I would now like to turn the call back to Michael for some color on the HTI team and some closing remarks.

Slide 9: Company Highlights – (Michael Anderson)

Thanks Scott.

We believe we will position HTI for long-term earnings growth by, among other things, capitalizing on leasing available space and acquiring high-quality MOB properties. Our portfolio continues to demonstrate its resilience, as we captured a positive spread on lease renewals in the MOB portfolio, completed accretive acquisitions and grew NOI compared to last year. We have an experienced management team that we believe is well positioned to maximize the opportunities created by demographic trends which favor long-term investment in healthcare real estate.

Slide 10: Experienced Leadership Team

We believe we have the right team in place to execute our strategy to drive long-term value.

Trent Taylor is our Senior Vice President of asset management and ensures that our existing properties are leased, performing as expected, and that our tenants’ needs are being met by local property managers. David Ruggiero is responsible for MOB acquisitions, applying over 30 years of experience and a $3 billion acquisitions track record to our strict investment guidelines and underwriting standards.

Slide 11: Dedicated SHOP Team

Our dedicated SHOP team has over 80 years of collective experience in the Seniors Housing space. Susan Rice and Kimberly Holmes have been with HTI for nearly five years, helping steer our SHOP properties through uncharted waters throughout the COVID-19 pandemic. This year Lindsay Gordon and Michelle Stepinsky both joined the team, bringing vast knowledge and experience to the operations and sales groups at our properties. We appreciate the new perspectives Lindsay and Michelle have brought to our portfolio and believe that our team is well-qualified to continue guiding the recovery of our seniors housing portfolio.

Closing Statements – (Michael Anderson)

We are pleased with the continued strong, dependable performance of our MOB portfolio and the ongoing operating improvements in our SHOP portfolio. We are encouraged by the year over year increase in Net Operating Income, especially in the SHOP portfolio, reflecting the results of our team’s dedication to improving our SHOP facilities, operations, accessibility and attractiveness to seniors and their families. As the board continues to consider a potential listing or another liquidity event for the Company and its shareholders, the company believes it is in the best interest of the Company at this time to suspend the issuance of stock dividends for our Common Stock. To that end, a stock dividend was not declared and will not be paid for the second quarter of 2024. As always, we look forward to continuing to provide updates on HTI’s performance, results, and path to liquidity with all our stakeholders through our periodic filings, press releases, and subsequent webcasts like today’s. Thank you very much for joining us.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow up to answer your questions. Also, please note that a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com. Thank you for attending today’s presentation. You may now disconnect.

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